Exhibit 10.34.1

Continuing Agreement for Standby Letters of Credit
The undersigned applicant (the “Applicant”) is entering into this Continuing Agreement for Standby Letters of Credit (this “Agreement”) in order to induce Lloyds Bank plc (the “Bank”) to issue, at the request of the Applicant from time to time, through the Bank’s office located at 1095 Avenue of the Americas, 34th Floor, New York, NY 10036 (the Bank’s “Issuing Branch”), one or more stand-by letters of credit. Each such stand-by letter of credit, as it may, from time to time, be amended or modified with the consent of the Applicant is hereinafter called, a “Credit”. The Applicant hereby agrees with the Bank as follows with respect to each such Credit:

1.	The Applicant hereby agrees to pay on demand to the Bank:
(i)the amount which the Bank shall have paid pursuant to the terms of the Credit at any time;
(ii)interest on (a) the amounts referred to in clause (i) above from the date any such amount is paid by the Bank under the Credit until payment in full is received by the Bank and (b) any other amount due from the Applicant to the Bank under this Agreement from the date which is ten (10) days following the Bank's written demand to the Applicant therefor, at a fluctuating interest rate per annum (the “Bank Rate”) computed on the basis of a year of 360 days for the actual number of days elapsed until payment in full equal for each day to the highest of (i) the rate designated from time to time by the Bank in the United States as its prime or reference rate of interest, such rate to change automatically from time to time as of the opening of business on the effective date of each change in such prime or reference rate, (ii) the sum of one half of one percent plus the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank in its sole discretion and (iii) the sum of one per cent plus the rate per annum (“One Month LIBOR”) at which one month deposits in United States Dollars are offered by the Bank in London, England to prime banks in the London interbank market at 11:00 A.M. London time two Business Days prior to such day, provided, however, that notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed to require the Applicant to pay interest on any amount at a rate per annum in excess of the highest rate permitted by applicable law and
(iii)any and all reasonable and documented out-of-pocket charges and expenses incurred by the Bank relative to the Credit, together with interest thereon at the Bank Rate from the tenth (10th) day following delivery by the Bank to the Applicant of a written invoice detailing any such charges or expenses.

2.
(a)    On, or within ten (10) days following, the date on which the Issuing Branch issues the Credit, the Applicant shall pay to the Bank an issuance fee in the amount set forth on Schedule 1 to this Agreement (as the same may be amended from time to time, the “Terms Schedule”) or as separately agreed.

(b)The Applicant will pay to the Bank a non-refundable commission with respect to the Credit (computed on the basis of a 360-day year for the actual number of days elapsed) at the rate per annum set forth on the Terms Schedule, or as separately agreed in the relevant Application, on the average daily stated amount of the Credit for the preceding quarter, quarterly in arrears for so long as the Credit remains in effect and on the date of termination or expiration of the Credit.
(c)If after the date of this Agreement any change ( a “Change in Law”) in any law, regulation or regulatory guideline, or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose on, modify or deem applicable to, the Bank any reserve, special deposit, capital adequacy or similar requirement or guideline against standby letters of credit issued by the Bank or (ii) impose on the Bank any other condition therefor, and the result of any event referred to in clause (i) or (ii) above shall be to increase, by an amount deemed by the Bank in its sole discretion to be material, the cost (other than an increase resulting from a change in any net income tax imposed upon the Bank) to the Bank of issuing or maintaining the Credit, then, within ten (10) days following demand by the Bank, accompanied by the certificate referred to in the following sentence, the Applicant shall promptly pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost. The Applicant shall have no obligation to pay any such amount if demand

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

is made more than 120 days after the date such increased cost is incurred.  A certificate as to such increased cost incurred by the Bank as a result of any event mentioned in clause (i) or (ii) above, submitted by the Bank to the Applicant and including a statement in reasonable detail as to the reason for and calculation of such increase, shall, absent manifest error, be conclusive as to the amount thereof. For the purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
3.The obligations of the Applicant under this Agreement shall be absolute and unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:
(a)any lack of validity or enforceability of this Agreement, the Credit, or any other agreement or instrument relating thereto, including without limitation, the Facility Letter dated as of May 19, 2014 between the Bank and the Applicant, each application for the issuance or amendment of a Credit, the Pledge and Security Agreement dated as of May 19, 2014 between the Bank and the Applicant and the Funds Transfer Agreement dated on or about the date hereof (individually each a “Related Document” and collectively, the "Related Documents");
(b)any amendment or waiver of or any consent to departure from all or any of the Related Documents;
(c)the existence of any claim, set-off, defense or other right which the Applicant may have at any time against the beneficiary of the Credit (or any entities for whom such beneficiary may be acting), whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;
(d)any statement or any other draft or document presented under the Credit proving to be forged, fraudulent, invalid or inaccurate in any material respect;
(e)payment by the Bank under the Credit against presentation of a statement or draft which does not strictly comply with the terms of the Credit, provided that the action or inaction of the Bank shall not have manifested gross negligence or willful misconduct on the part of the Bank.
4.In the event of any change or modification, with the written agreement of the Applicant, relative to the Credit or any instruments or documents called for thereunder, including waiver of noncompliance of any such instruments or documents with the terms of the Credit, this Agreement shall be binding upon the Applicant with regard to the Credit as so changed or modified, and to any action taken by the Bank or any of its correspondents relative thereto.
5.Neither the Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use which may be made of the Credit or for any acts or omissions of the beneficiary thereof in connection therewith; (b) the validity, accuracy or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not strictly comply with the terms of the Credit, including failure of any documents to bear any reference or adequate reference to the Credit, or (d) any other circumstances whatsoever in making or failure to make payment under the Credit, except only that the Applicant shall have a claim against the Bank, and the Bank shall be liable to the Applicant to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Applicant which the Applicant proves were caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Credit complied with the terms of the Credit or (ii) the Bank's willful failure to pay under the Credit after the presentation to it by the beneficiary thereof of documents strictly complying with the terms and conditions of the Credit.  In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.  In no event shall the Bank be liable to the Applicant for the actions of any third party, including, without limitation, correspondents of the Bank selected by the Bank with reasonable care.
6.The Applicant agrees to hold the Bank and its officers, directors, shareholders, employees, agents and servants (collectively, the "Bank's Parties") indemnified and harmless against any and all claims, liability or direct (as opposed to consequential) loss or damage, including the reasonable fees and disbursements of external counsel to the Bank in any

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

litigation concerning the Credit whether or not any of the Bank’s Parties is a party thereto, however arising from or in connection with the Credit or any other Related Document and the transactions contemplated hereby and thereby except to the extent any such loss or damage is incurred on account of the gross negligence or willful misconduct of the Bank or any of the Bank's Parties, as the case may be. The Applicant shall pay to the Bank the amount of all reasonable and documented out-of-pocket costs and expenses including the reasonable and documented fees and disbursements of external counsel to the Bank incurred by the Bank in connection with the enforcement of this agreement. The obligations of the Applicant under this Section 6 shall survive the termination of this Agreement.

7.	The Applicant represents and warrants to the Bank as follows:
(a)The Applicant is duly organized, validly existing [and in good standing] under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to conduct its business as now conducted.
(b)The Applicant has full right, power and authority to enter into this Agreement, to execute and deliver all Related Documents executed by it, to incur and perform the obligations provided for herein and therein, all of which acts have been duly authorized by all proper and necessary corporate action on the part of the Applicant.
(c)Except as heretofore disclosed to the Bank in writing by the Applicant, there are no actions, suits or proceedings pending or, to the knowledge of the Applicant, threatened against or affecting the Applicant, or any of its properties or assets, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Applicant, would have a material adverse effect upon the ability of the Applicant to perform its obligations hereunder and under the Related Documents.
(d)The balance sheet of the Applicant and its consolidated subsidiaries (if any) as of and for its most recently-ended fiscal year, and the related statements of income and retained earnings of the Applicant and its consolidated subsidiaries (if any) for the fiscal year then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Applicant and its consolidated subsidiaries (if any) for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since that time, there has been no material adverse change in such condition.
(e)This Agreement and all Related Documents executed by the Applicant are the legal, valid, and binding obligations of the Applicant enforceable against the Applicant in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or other laws of general agreement affecting the enforcement of creditors' rights.
(f)There is no Event of Default by the Applicant or, to the best of the Applicant's knowledge, by any party to any other Related Document and no event has occurred and is continuing, and no condition exists, which with notice or the passage of time or both would constitute an Event of Default under any thereof.
(g)Each of the Credit, the use thereof by the Applicant and the underlying transaction to which the Credit relates, the execution, delivery and performance of the Related Documents by the Applicant and the perfection of the Bank’s interest in any collateral created or delivered under any Related Document comply in all material respects with all applicable laws and regulations and any necessary permits and regulatory approvals with respect thereto have been obtained and any required filings and notices with respect thereto have been made and given.

8.
So long as any Credit remains outstanding, any amount remains outstanding hereunder or under any Related Document or any commitment of the Bank to the Applicant to issue any Credit has not expired or been terminated, the Applicant will, unless the Bank shall otherwise agree in writing:

(a)Compliance with Laws, Etc.  Comply, in all material respects, with all applicable laws, rules, regulations and governmental orders applicable to the Credit.
(b)Reporting Requirements.  Furnish to the Bank:
(i)as soon as available and in any event within [60 days] after the end of each fiscal quarter in each fiscal year of the Applicant (except the final such fiscal quarter), a consolidated balance sheet and statement

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

of income and retained earnings of the Applicant and its subsidiaries (if any) as of the end of such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter certified by the Applicant's Chief Financial Officer, or analogous officer;
(ii)as soon as available and in any event within [90 days] after the end of each fiscal year of the Applicant a copy of the annual report for such year for the Applicant and its subsidiaries (if any), containing the balance sheet and statement of income and retained earnings of the Applicant and its subsidiaries (if any) as at the end of such fiscal year, certified in a manner consistent with generally accepted auditing practices by the independent public accountants of recognized standing then serving as the Applicant's independent public accountants (and including copies of the transmittal letter from such accountants to the Applicant; and
(c)A.M. Best Rating. Maintain at all times a financial strength rating of at least A- from A.M. Best & Co.

9.	(a) Any of the following events shall constitute an "Event of Default" hereunder:
(i)The Applicant shall fail to pay within 10 days after the due date thereof the commission referred to in Section 2(a) hereof or any other amount payable hereunder or under any other Related Document; or
(ii)A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Applicant in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Applicant of for any substantial part of its property or for the winding up or liquidation of its affairs and any of the aforesaid proceedings shall remain undismissed or unstayed and in effect for a period of [30] consecutive days or a decree or order shall be entered granting the relief sought in such proceeding; or
(iii)The Applicant shall become insolvent or unable to pay its debts as they mature, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall take any action in furtherance of any of the foregoing or the Applicant shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of it or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any formal action in furtherance of any of the foregoing; or
(iv)Any collateral pledged to the Bank to secure the obligations of Applicant hereunder shall be subject any lien, security interest or adverse claim of any person or entity or any of the Related Documents shall cease to be the valid and binding obligation of the Applicant; or
(v)Any representation or warranty made by the Applicant in this Agreement or any Related Document shall prove to have been incorrect in any material respect when made or deemed made; or
(vi)The Applicant shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Related Document on its part to be performed or observed and not otherwise enumerated specifically in this Section 9, and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Applicant by the Bank; or
(vii)The Applicant shall: (is) fail to pay any of its indebtedness (excluding indebtedness evidenced by this Agreement or any other Related Document and excluding any indebtedness of $10,000,000.00 or less), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument relating to any such indebtedness when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to cause or to permit the acceleration of the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

(b)If one or more of the foregoing Events of Default shall occur, the Bank may, in addition to the other remedies available to it hereunder, at law or in equity, or under any of the Related Documents, by notice to the Applicant, declare the obligations of the Applicant hereunder to be forthwith due and payable, and the same shall thereupon become due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived provided, however, that upon the occurrence of an event described in subsections (a)(ii) or (a)(iii) of this Section 9, the obligations of the Applicant hereunder shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and provided, further that to the extent the Credit remains outstanding and available to be drawn and unsecured by cash collateral, or any such cash collateral shall be subject to an Adverse Claim then the Applicant shall deliver to the Bank from time to time cash collateral (in the currency in which the Credit is denominated, or, at the Bank’s option in the United States Dollar equivalent), equal to the amount remaining available to be so drawn that is unsecured or subject to such Adverse Claim and the Bank may exercise such other remedies as may be available to the Bank under any of the Related Documents or at law.
10.No delay, extension of time, renewal, compromise or other indulgence which may be granted by the Bank to the Applicant shall impair the Bank's rights or powers hereunder or under any other Related Document.  Neither party to this Agreement shall be deemed to have waived any of its rights hereunder or under any other Related Document, unless such party or its authorized agent shall have signed such waiver in writing.  No such waiver, unless expressly as stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach of any provision of this Agreement or under any other Related Document after such waiver.

11.
(a)    This Agreement is a continuing obligation and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, transferees and assigns; provided, however, that the Applicant may not assign or delegate any part of this Agreement or any other Related Document, or its obligations hereunder or thereunder, without the prior written consent of the Bank.

(b)    Upon expiration or cancellation of the Credit pursuant to its terms, and payment by the Applicant to the Bank of all amounts outstanding hereunder and under the other Related Documents and the termination or expiration of any commitment of the Bank to the Applicant to issue any Credit the agreement represented by this Agreement shall terminate and be of no further force and effect and the Bank shall take all steps necessary to release and return the Collateral to the Applicant.
12.Any provision of this Agreement or any other Related Document which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceablity or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provisions in any other jurisdiction.
13.THIS AGREEMENT AND THE OTHER RELATED DCOUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE APPLICANT HEREBY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING HEREUNDER OR THEREUNDER OR RELATING HERETO OR THERETO. THE BANK AND THE APPLICANT HEREBY WAIVE RIGHT TO A JURY TRIAL, ANY OBJECTION TO VENUE AND THE DEFENSE OF FORUM NON CONVENIENS IN ANY SUCH ACTION OR PROCEEDING.
Unless Applicant specifies otherwise in its application for the Credit, Applicant agrees that Bank may issue the Credit subject to Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (UCP 600) the UCP or International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP98) ( ISP”) or, at Bank's option, such later supplement to or revision of either thereof as is in effect at the time of issuance of the Credit. Bank's privileges, rights and remedies under the UCP, ISP or such later supplement or revision shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP, ISP or any such supplement or revision shall serve, in the absence of proof to the contrary, as evidence of standard practice with respect to the subject matter thereof. Applicant acknowledges its responsibility for knowing applicable letter of credit law and practice.
To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict with the UCP, ISP or UCC; (ii) the UCP shall prevail in case of conflict between the UCP and UCC; and (iii) the ISP shall prevail in the case of conflict between the ISP and UCC.

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

14.All payments by the Applicant hereunder and under any Related Document shall be made free and clear of set-off and counterclaim to the Bank at the Issuing Branch or such other place as the Bank shall designate in writing in immediately available funds. Any amount received by the Bank after 2:00pm (New York time) on any Business Day shall be deemed to be received on the next succeeding Business Day for the purpose of computation of interest. If the due date for any payment hereunder or under any Related Document is extended by operation of law or otherwise interest shall accrue during such extended period. “Business Day” means a day other than a Saturday, Sunday or a day on which banks in New York City, New York are required or permitted by law or official proclamation to remain closed and which in connection with the calculation of the One Month LIBOR is also a day on which commercial banks are open in London, England for dealings in United States Dollars.
15.Except as otherwise provided herein, any notice or other communication between the parties hereunder or under any other Related Document or in connection with the Credit a shall be given in writing or facsimile to the intended recipient at its address or facsimile number set forth on the signature page hereof (or such other address or facsimile number as such recipient shall have notified to the other party in writing) and shall be effective when received.
16.Any payment made to or received by the Bank in a currency (the "Relevant Currency") other than the currency in which such payment is expressed to be due under this Agreement or any other Related Document (the "Contractual Currency") pursuant to a judgment or order of a court or tribunal of any jurisdiction shall constitute a discharge of the Applicant only to the extent of the amount in the Contractual Currency which the Bank is able, on the date of receipt by the Bank of such payment in the Relevant Currency (or, in the case of any such date which is not a Business Day, on the next succeeding Business Day, to purchase with the amount so received by the Bank on such date, taking into account the costs of any such purchase and any fees, commissions or brokerage payable in connection therewith. If the amount of the Contractual Currency which the Bank is so able to purchase is less than the amount expressed to be due to the Bank in the Contractual Currency under or by virtue of this Agreement or such other Related Document, the Applicant shall indemnify and hold the Bank harmless against any loss or damage sustained or incurred by it or arising as a result.
17.Any and all payments made to Bank hereunder or under any Related Document shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, (such taxes being herein called "Taxes"). If Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Related Document, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this clause) the Bank shall receive an amount equal to the sum the Bank would have received had no such deductions been made, (ii) Applicant shall make such deductions, and (iii) Applicant shall pay the full amount deducted to the relevant authority in accordance with applicable law. Applicant will indemnify the Bank for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this clause) paid by the Bank and any liability (including penalties, interest and expenses) arising there from or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefore. Within 30 days after the date of any payment of Taxes, Applicant will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.
18.Applicant hereby acknowledges that the Bank has notified the Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) the Bank is required to obtain, verify and record information that identifies the Applicant, which information includes the name and address of the Applicant and other information that will allow the Bank to identify the Applicant in accordance with said Act.
19.Appointment of Agent for Service of Process. Applicant designates and appoints Corporate Service Company, at its office in New York City, New York, U.S.A., as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 13 in any of the courts of New York State or of the United States of America sitting in New York City, New York. If such agent shall cease so to act, Applicant covenants and agrees to designate and appoint without delay another such agent satisfactory to the Bank and to deliver promptly to the Bank evidence in writing of such other agent's acceptance of such appointment.
20.Counterparts. This Agreement may be executed by the parties hereto individually, or in any combination of the parties hereto, in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

IN WITNESS WHEREOF, the Applicant has signed this Agreement and the Bank has accepted this Agreement as of the date or dates set forth below adjacent to their respective signatures.

Date:	May 19, 2014

WATFORD RE LTD.

By:	/s/ Roderick Romeo
Name:	Roderick Romeo, CFO
Address for Notices:
P.O. Box HM 2069
Hamilton HM HX
Bermuda
Attention: Chief Financial Officer
With a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Gary D. Boss
Telecopy Number: (212) 878-8375
ACCEPTED:
Date: May 19, 2014

LLOYDS BANK PLC, acting through its Issuing Branch

By:	/s/ Karen Weich
Name: Karen Weich
Title: Vice President, W011

By:	/s/ Julia R. Franklin
Name: Julia R. Franklin
Title: Vice President, F014

Address for Notices:
Lloyds Bank plc
1095 Avenue of the Americas, 34th Floor
New York, NY 10020
Telecopy Number: (212) 930-5099

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group.

SCHEDULE 1

TERMS SCHEDULE:

Issuance Fee:	$500 for each Credit

Letter of Credit Commission:	0.20% (20 basis points)

Company’s Initials:	/s/ RR

Bank’s Initials:	/s/ KW

1